Exhibit 4.34

THIRD AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL by and among SKINVISIBLE, INC., QUOIN PHARMACEUTICALS, INC., Dated as of January 27, 2021

THIRD AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL

THIS AMENDMENT TO THE EXCLUSIVE LICENSE AGREMEMENT RENEWAL (this “Amendment”) is made and entered into as of January 27, 2021, by and among Skinvisible, Inc., a Nevada corporation (referred to as “SKINVISIBLE” ), and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT dated October 17, 2019;

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT RENEWAL dated May 8, 2020;

WHEREAS, the Parties have entered into the FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated July 31, 2020;

WHEREAS, the Parties have entered into the SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated September 30, 2020;

WHEREAS, the Parties hereby amend the EXCLUSIVE LICENSE AGREEMENT RENEWAL as follows:

1.	Section 7.3.1 Clinical Milestones and Milestone Payments:
(i)	Successful completion of Phase 2 testing: $250,000
(ii)	Successful completion of Phase 3 testing: $500,000
(iii)	Regulatory approval in US: $14,500,000
(iv)	Regulatory approval in EU: $7,250,000
2.	All other terms and conditions of the Exclusive License Agreement Renewal and Amendments shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

SKINVISIBLE, INC.

	By:	/s/ Terry Howlett
	Name:	Terry Howlett
	Title:	President & Chief Executive Officer

QUOIN PHARMACEUTICALS, INC.

	By:	/s/ Michael Myers
	Name:	Michael Myers, Ph.D.
`	Title:	President & Chief Executive Officer